12/17/04@11:03 AM

Alan D. Halperin (AH-8432)
Robert D. Raicht (RR-2370)
Neal W. Cohen (NC-3573)
HALPERIN BATTAGLIA RAICHT, LLP

Counsel to the Debtor and Debtor-in-Possession
555 Madison Avenue - 9th Floor
New York, New York 10022
(212) 765-9100

UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK
--------------------------------------------------------x

In re:        Chapter 11
              Case No. 04-16926 (CB)
              eB2B COMMERCE, INC.,
              Debtor.

--------------------------------------------------------x

                         AMENDED PLAN OF REORGANIZATION

            eB2B Commerce, Inc., the debtor and debtor-in-possession herein, proposes the following plan of reorganization pursuant to section 1121(a) of Chapter 11 of Title 11 of the United States Code.

                              Article I Definitions

1. 1.1 Meaning. For the purpose of the Plan, each of the terms set forth herein shall have the meanings ascribed below and such meanings shall be equally applicable to the singular and plural forms of the terms defined. All of the definitions and provisions contained in this Article I are, and shall be, regarded as integral, substantive and operative provisions of the Plan.

2. 1.2 Other Terms. A term that is used in the Plan and not defined herein, but that is defined in the Bankruptcy Code or in the Bankruptcy Rules, shall have the meaning set forth therein. Any reference contained in the Plan to a particular exhibit, paragraph or article shall be deemed to be a reference to an exhibit, paragraph or article of the Plan.

1. 1.3 Rules of Construction. The rules of construction set forth in ss.102 of the Bankruptcy Code shall be applicable to all of the provisions of the Plan. Without in any way limiting the foregoing, as used in the Plan, the words "includes" and "including" are without limitation.

2. 1.4 Exhibits and Appendices. All exhibits and appendices to the Plan are incorporated into the Plan by this reference and are a part of the Plan as if set forth in full herein.

            1.5 Definitions.

            "Administrative Claim" shall mean any cost or expense of administration of the Cases allowed under ss.ss.503(b) or 507(a)(1) of the Bankruptcy Code, including all allowances of compensation or reimbursement of expenses to Professional Persons to the extent allowed by the Bankruptcy Court only upon entry of a Final Order under ss.ss.330 and 331 of the Bankruptcy Code and the Bankruptcy Rules.

                        "Allowed" or "Allowed Amount", when referring to a Claim
            or Interest, shall mean the amount of a Claim or Interest a) as set forth in the Schedules to the extent that the Schedules do not list the liability owing to such Claimant or Interestholder as disputed, contingent or unliquidated and to which no proof of claim or interest has been filed with the Bankruptcy Court, b) filed with the Bankruptcy Court on or before the Bar Date and as to which no objection to the allowance thereof has been interposed within any applicable period of limitation fixed by Final Order or the Plan, c) as to which any objection has been interposed, to the extent such Claim or Interest has been allowed by a Final Order, or d) any Claim or Interest specifically identified in the Plan as an Allowed Claim or Interest.

            "Amended Bylaws" shall mean the corporate bylaws of the Reorganized Debtor.

            "Amended Certificate" shall mean the Amended and Restated Certificate of Incorporation of the Reorganized Debtor.

            "Assets" shall mean all assets and property of the Debtor of any type or description, wherever located and whether acquired prior to or after the Petition Date, including (a) all goods, including inventory and equipment, (b) accounts and accounts receivable, (c) all other personal property, including general intangibles, (d) all of the right, title and interest in the Debtor's intellectual property, including copyrights, trademarks, patents and tradenames, the names eB2B and eB2B Commerce, and (e) and all products and proceeds of the foregoing. Notwithstanding the foregoing, the Assets shall not include the Retained Assets.

            "Available Cash" shall mean the Cash held by Liquidation Trustee in the Escrow Account, representing the Debtor's Cash on hand as of the Effective Date and the net proceeds derived from the liquidation of the Retained Assets, together with interest earned thereon.

            "Bacchi Claim" shall mean the Secured Claims of Robert A. Bacchi evidenced by a certain promissory note dated January 2, 2002 in the amount principal amount of $300,000 and security agreement of even date.

            "Bacchi Contract" shall mean that employment agreement dated as of January 2, 2002 between the Debtor and Robert A. Bacchi.

            "Ballot" shall mean the form distributed to holders of Claims and Interests on which is to be indicated whether such holder accepts or rejects the Plan.

            "Bankruptcy Code" shall mean Chapter 11 of Title 11 of the United States Code, 11 U.S.C. ss.101, et. seq., as amended.

            "Bankruptcy Court" shall mean the United States Bankruptcy Court for the Southern District of New York, and any appellate or other Bankruptcy Court that is competent to exercise jurisdiction over any matter or proceeding arising in or relating to this Case.

            "Bankruptcy Rules" shall mean the Federal Rules of Bankruptcy Procedure in effect on the date of the Plan.

            "Bar Date" shall mean January 7, 2005 at 5:00 p.m. (Eastern Time), the last date fixed by the Bankruptcy Court for filing proofs of Claim or Interests in this Case that arose at any time prior to the Petition Date.

            "Business Day" shall mean any day on which commercial banks are open for business in New York, New York.

            "Case" shall mean the Debtor's case under chapter 11 of the Bankruptcy Code, Case No. 04-16926 (CB), which was commenced by the filing of a voluntary petition by the Debtor on the Petition Date.

            "Cash" shall mean, with respect to payments under the Plan, lawful currency of the United States of America (U.S. dollars), regular check backed by good funds, certified check, bank check or wire transfer from a domestic bank.

            "Claim" shall have the meaning given to such term in ss.101(5) of the Bankruptcy Code.

            "Claimant" shall mean the holder of a Claim.

            "Class" shall mean any category of Claims or Interests as specified in Article III of the Plan.

            "Committee" shall mean any Official Committee of Unsecured Creditors of the Debtors if and when appointed in this Case by the Office of the United States Trustee.

            "Common Interests" shall mean the rights of owners of issued and outstanding shares of common stock of the Debtor, excluding rights arising from the ownership of options and warrants to acquire common stock of the Debtor, issued prior to the Petition Date.

            "Common New Common Stock" shall mean 3.5% of the New Common Stock to be issued to the holders of Allowed Common Interests under the Plan.

            "Confirmation Date" shall mean the date of entry by the Bankruptcy Court of the Confirmation Order.

            "Confirmation Order" shall mean an order of the Bankruptcy Court confirming the Plan in accordance with the Bankruptcy Code.

            "Cure Claim" shall mean, with respect to any Executory Contract to be assumed and assigned in accordance with Article VIII hereof, a claim to be filed by the non-debtor party to such Executory Contract setting forth all claims and arrearages asserted against the Debtor under such Executory Contract that arose prior to the Petition Date, which Cure Claim is served and filed electronically with the Clerk of the Bankruptcy Court in accordance with the terms and conditions of the Disclosure Statement Order.

            "Debtor" shall mean eB2B Commerce, Inc., a New Jersey corporation.

            "Debtor Representative" shall mean the person designated by the Debtor to work with the Liquidation Trustee and its counsel to finalize claims, make distributions, and assist in all other matters necessary to effectuate the Plan and close the Case. The initial Debtor Representative shall be Richard S. Cohan.

            "DIP Facility" shall mean a debtor-in-possession financing facility provided to the Debtor under a certain Credit Agreement in an amount not to exceed $300,000, as approved by emergency, interim and final orders of the Bankruptcy Court pursuant to sections 105(a), 364(c) and (d) of Bankruptcy Code and Bankruptcy Rules 2002, 4001 and 9014.

            "Disclosure Statement" shall mean the Debtor's amended disclosure statement, as may be amended and modified, with respect to the Plan, as approved by the Disclosure Statement Order.

            "Disclosure Statement Order" shall mean the Order (a) approving the Disclosure Statement in accordance with section 1125 of the Bankruptcy Code; (b) scheduling dates and deadlines and fixing procedures for the hearing to consider confirmation of the Plan; and (c) setting forth the procedures for filing of a Cure Claim by a non-debtor party to an Executory Contract.

            "Disputed Claim" shall mean a Claim as to which an objection (a) has been timely filed and (b) is not the subject of a Final Order allowing or disallowing the Claim, or has not been withdrawn.

            "Disputed Interest" shall mean an Interest as to which an objection
(a) has been timely filed and (b) is not the subject of a Final Order allowing or disallowing the Interest, or has not been withdrawn.

            "Distribution Date" shall mean the date on which Distributions are made.

            "Distributions" shall mean Cash and New Common Stock that is required under the Plan to be distributed to the holders of Allowed Claims and Interests and, in the case of the Secured Claims, the Assets to be transferred to them or their designee under the Plan.

            "Distribution Date" shall mean the date a Distribution is made.

            "Escrow Account" shall mean one or more attorney escrow accounts consistent with 11 U.S.C. ss.345 of the Bankruptcy Code to be established by the Liquidation Trustee on the Effective Date, in which Available Cash is to be deposited and from which all Distributions to Claimants (other than holders of the Secured Claims) and Interests shall be paid pursuant to the Plan.

            "Effective Date" shall mean (a) the later of: (i) the date on which the Liquidation Trustee makes an initial Distribution; or (ii) the payment of the Initial Investment by the Plan Sponsor; or (b) such date as may be set forth in the Confirmation Order.

            "Estate" shall mean the estate created pursuant to ss.541 of the Bankruptcy Code.

            "Executory Contracts" shall mean any contract or unexpired lease to which the Debtor is a party, which is capable of being assumed or rejected pursuant to ss.365 of the Bankruptcy Code.

            "Final Order" shall mean an order or judgment of the Bankruptcy Court or another court of competent jurisdiction in connection with the Case, which order or judgment has not been reversed, stayed, modified, amended or vacated, and (i) the time to appeal from, or to seek review or rehearing of, has expired, (ii) no appeal, review, certiorari or rehearing is pending, and (iii) the order has become conclusive of all matters adjudicated therefor and is in full force and effect.

            "Interestholder" shall mean a holder of an Interest.

            "Interests" shall mean Common Interests and Preferred Interests, collectively.

            "Initial Investment" shall mean the payment of $500,000 by the Plan Sponsor of which (a) $400,000 shall be held in an Escrow Account to be held by Liquidation Trustee and disbursed in accordance with the provisions of Section 4 of this Plan; and $100,000 shall be used to fund the operations of the Reorganized Debtor.

            "Junior Secured Claims" shall mean are Enable Corp., Eli Levitan, Jacob Safier, JF Shea Co., RMC Capital and McKinsey & Company, evidenced by, among other things, promissory notes each dated as of January 11, 2002 in the aggregate principal amount of $2 million and a General Security Agreement dated as of December 26, 2001.

            "Liquidation Preference" shall mean the liquidation preference of $23,290,450.00 attributable to the Preferred Interests.

            "Liquidation Trust" shall mean the Liquidation Trust set forth in
Section 6.1 of this Plan.

            "Liquidation Trust Agreement" shall mean the Liquidation Trust Agreement set forth in Section 6.1 of this Plan.

            "Liquidation Trustee" shall mean the person designated under the Liquidation Trust Agreement to serve as Liquidation Trustee and implement the Liquidation Trust, with the assistance of the Debtor Representative and the Professionals retained by the Debtor. The initial Liquidation Trustee shall be Alan D. Halperin.

            "New Common Stock" shall mean 100% of the authorized common stock of the Reorganized Debtor to be issued under the Plan.

            "Options and Warrants" shall mean all options and warrant to purchase stock of any class of the Debtor issued prior to the Petition Date.

            "Other Secured Claim" shall mean any Claim that is secured within the meaning of ss.506(a) of the Bankruptcy Code, other than Senior Secured Claims, the Junior Secured Claims and the Bacchi Claim.

            "Person" shall mean any individual, corporation, partnership, limited liability corporation, business trust, joint stock company, trust, unincorporated association, joint venture or other entity of whatever nature.

            "Petition Date" shall mean October 27, 2004, the date on which the Debtor filed a voluntary petition under Chapter 11 of the Bankruptcy Code, thereby commencing the Case.

            "Plan" shall mean this Amended Plan of Reorganization.

            "Plan Sponsor" shall mean Trinad Capital LP, the sponsor of this Plan.

            "Preferred Interests" shall mean the rights of owners of all classes of the issued and outstanding shares of preferred stock of the Debtor, excluding any rights arising from the ownership of options and warrants to acquire preferred stock of the Debtor, issued prior to the Petition Date.

            "Preferred New Common Stock" shall mean 3.5% of the New Common Stock to be issued to the holders of Allowed Preferred Interests under the Plan.

            "Priority Claim" shall mean any Claim entitled to priority in accordance with ss.507(a) of the Bankruptcy Code, other than an Administrative Claim or a Priority Tax Claim.

            "Priority Tax Claim" shall mean any tax claim entitled to priority under ss.507(a)(8) of the Bankruptcy Code.

            "Pro Rata" shall mean the proportion that an Allowed Claim or Interest in a particular Class bears to the aggregate amount of all Claims or Interests (including Disputed Claims or Interests until allowed or disallowed) in such Class.

            "Professional Fees" shall mean all fees, costs and expenses of Professional Persons incurred in the Case up to and including the Effective Date, which fees, costs, and expenses shall be awarded by Final Order pursuant to ss.ss.330, 331 or 503(b) of the Bankruptcy Code.

            "Professional Persons" shall mean all attorneys, accountants and financial consultants retained in the Cases or to be compensated by a Final Order pursuant to ss.ss.327, 328, 330, 503(b) and/or 1103 of the Bankruptcy Code.

            "Record Date" shall mean the Confirmation Date.

            "Recoveries" shall mean any proceeds realized by the Estate from any of the Debtor's causes of action under ss.ss.510, 541 through and including 551, and 553 of the Bankruptcy Code, whether by demand, suit, judgment, settlement or otherwise.

            "Reorganized Debtor" shall mean the Debtor as of the Effective Date.

            "Retained Assets" shall mean (a) Cash of the Debtor, (b) the Recoveries, and (c) any corporate and/or tax attributes related to an/or necessary to preserve the corporate shell of the Debtor.

            "Schedules" shall mean the Schedules of Assets and Liabilities filed by the Debtor with the Bankruptcy Court pursuant to Rule 1007 of the Bankruptcy Rules, as may be amended from time to time.

            "Secured Claims" shall mean the holders of the Senior Secured Claims and the Junior Secured Claims, collectively.

            "Senior Secured Claims" shall mean Bruce Haber, Comvest Capital Partners, Enable Corp., Jacob Safier, JF Shea Co., Richard S. Cohan, RMC Capital and Robert A. Bacchi, evidenced by, among other things, promissory notes each dated as of July 15, 2002; September 11, 2002; November 4, 2002; and April 29, 2003 in the aggregate principal amount of $1.2 million and a General Security Agreement dated as of July 11, 2002.

            "Subordinated Claim" shall mean any Claim that is subject to subordination pursuant to ss.510 of the Bankruptcy Code.

            "Tax Asset Transfer Restrictions" shall mean any restrictions on the transfer of the New Common Stock contained in the Amended Certificate that are established to preserve certain tax attributes of the Reorganized Debtor.

            "Transfer Agent" shall mean American Stock Transfer, Inc.

            "United States Trustee" shall mean any and all representatives and employees of the Office of the United States Trustee, 33 Whitehall Street, New York, New York 10004.

            "Unsecured Claim" shall mean any Claim that is not a Secured Claim, the Bacchi Claim, an Administrative Claim, a Priority Claim, a Priority Tax Claim, or a Subordinated Claim.

           Article II Provision for the Treatment of the DIP Facility,
             Administrative Claims, Priority Tax Claims and Fees of
                           the United States Trustee

            Pursuant to ss.1123(a)(1) of the Bankruptcy Code, the DIP Facility, Administrative Claims, Priority Tax Claims and fees of the United States Trustee are not classified and are not impaired under the Plan.

      (a) The DIP Facility. As of the Effective Date, any outstanding obligations under the DIP Facility shall be repaid on a Pro Rata basis pari passu with the holders of Class 3 Claims (Unsecured Claims) in accordance with
Section 4.6 hereof.

      (b) Administrative Claims. Except to the extent that a holder of an Allowed Administrative Claim agrees to a less favorable treatment, each holder of an Allowed Administrative Claim shall receive Cash in an amount equal to such Allowed Administrative Claim on the later of the Effective Date and the date such Administrative Claim becomes an Allowed Claim, or on such other date as may be ordered by the Bankruptcy Court, provided, however, that Allowed Administrative Claims representing liabilities incurred in the ordinary course of business by the Debtors shall be paid in full and performed by the Debtor in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements or other documents evidencing such transactions. Following the transfers of the Assets in accordance with Sections 4.1 and 4.2 hereof, business expenses associated with such Assets will be borne by the holders of the Secured Claims or their designee.

      (c) Priority Tax Claims. Except to the extent that any holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, each holder of an Allowed Priority Tax Claim shall receive, in full and complete settlement, satisfaction and discharge of its Allowed Priority Tax

      Claim by payment of Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Consummation Date and the date such Priority Tax Claim becomes an Allowed Claim.

      (d) U.S. Trustee Fees. The Debtor shall pay all outstanding amounts due to the United States Trustee upon confirmation and through the Effective Date, and after the Effective Date, the Reorganized Debtor and the Liquidation Trust shall be liable for and pay the fees of the United States Trustee pursuant to 28 U.S.C. ss.1930(a)(6) until the entry of a final decree in this case, or until the case is converted or dismissed.

               Article III Classification of Claims and Interests

1. 3.1 Classes. A Claim is in a particular class only to the extent that the Claim falls within the description of that Class and is in a different Class to the extent that the remainder of the Claim falls within the description of such different Class. In addition, a Claim or Interest is in a particular Class only to the extent that the Claim or Interest is an Allowed Claim.

2. 3.2 Unimpaired Claims and Interests. Except for the holders of Class 1d and Class 2 Claims, all classes of Claims and Interests are impaired under the Plan.

                         Class 1a Senior Secured Claims
                         Class 1b Junior Secured Claims
                              Class 1c Bacchi Claim
                          Class 1d Other Secured Claims
                             Class 2 Priority Claims
                            Class 3 Unsecured Claims
                           Class 4 Subordinated Claims
                           Class 5 Preferred Interests
                            Class 6 Common Interests
                          Class 7 Options and Warrants

             Article IV Treatment of Classes of Claims and Interests

1. 4.1 Senior Secured Claims. The Class 1a Claims consist of the Senior Secured Claims, which are impaired under the Plan. On the Effective Date, the Assets, except for the Retained Assets, will be transferred to the Senior Secured Claims (or their designee) in full and final settlement, satisfaction, discharge and release of the Senior Secured Claims as to the Debtor. The Assets shall continue to be subject to the claims and liens of the Senior Secured Claims.

2. 4.2 Junior Secured Claims. The Class 1b Claims consist of the Junior Secured Claims, which are impaired under the Plan. On the Effective Date, the Assets, except for the Retained Assets, will be transferred to the Junior Secured Claims (or their designee) in full and final settlement, satisfaction, discharge and release of the Junior Secured Claims as to the Debtor. The Assets shall continue to be subject to the claims and liens of the Junior Secured Claims, but shall be junior in right only to the claims and liens of the Senior Secured Claims.

3. 4.3 Bacchi Claim. The Class 1c Claim consists of the Bacchi Claim, which is impaired under the Plan. The Bacchi Claim will be satisfied by the holder of Secured Claims, or their designee, on terms and conditions negotiated between them. Bacchi shall not receive consideration from the Estate for his Claim.

4. 4.4 Other Secured Claims. The Class 1d Claims consist of Other Secured Claims (other than the Senior Secured Claims, the Junior Secured Claims and the Bacchi Claim), which are not impaired under the Plan. The Other Secured Claims shall be satisfied in full, at the Liquidation Trustee's option, by (a) Cash on the Effective Date in an amount equal to the value of the collateral securing such claim evidenced by a valid, perfected and enforceable lien and security interest, in accordance with section 506(a) of the Bankruptcy Code; or (b) the surrender of such collateral to the holder of the Other Secured Claim, provided, however, that the treatment under subsections (a) and (b) hereof shall be subject to the rights of any holder of a prior lien upon, and security in, said collateral. To the extent the value of the collateral securing such Other Secured Claim is less than the Allowed Amount, any such deficiency shall be treated as a Class 3 Claim hereunder.

1. 4.5 Priority Claims. Class 2 Claims are unimpaired under the Plan and shall be satisfied, settled, discharged and released by payment of 100% of the Allowed Amount of such Claims, without interest, on the later of the Effective Date or on the date such Claims become Allowed. Notwithstanding the foregoing, to the extent such Class 2 Claims are Priority Claims for unpaid vacation pay, any accrued and unused vacation benefits will be honored by the Senior Secured Claims and Junior Secured Claims in the ordinary course of business and in accordance with practices and policies existing as of the Petition Date provided that the Plan is confirmed.

2. 4.6 Unsecured Claims. Class 3 Claims are impaired under the Plan. As soon following the Effective Date as is practical, holders of Class 3 Claims shall receive Distributions of Available Cash on a Pro Rata basis after payment of all Administrative, Priority Tax and Allowed Class 1c and Class 2 Claims and appropriate reserves for Disputed Claims are established for the foregoing. Thereafter, supplemental Pro Rata Distributions shall be made to the holders of Allowed Class 3 Claims to the extent the Liquidation Trustee determines that sufficient additional funds have become available to warrant a supplemental Distribution, until all Allowed Class 3 Claims have been paid in full, with interest at the rate of 3%, in full and final settlement, satisfaction, discharge and release of the Class 3 Claims.

3. 4.7 Subordinated Claims. Class 4 Claims are impaired under the Plan. As soon following the Effective Date as is practical, holders of Class 4 Claims shall receive Distributions of Available Cash on a Pro Rata basis after payment of all Administrative, Priority Tax and Allowed Class 1c, Class 2 and Class 3 Claims and appropriate reserves for Disputed Claims are established for the foregoing. Thereafter, supplemental Pro Rata Distributions shall be made to the holders of Allowed Class 4 Claims to the extent the Liquidation Trustee determines that sufficient additional funds have become available to warrant a supplemental Distribution, until all Allowed Class 4 Claims have been paid in full, with interest at the rate of 3%, in full and final settlement, satisfaction, discharge and release of the Class 4 Claims. Notwithstanding the foregoing, any claims subordinated under 11 U.S.C. ss.510(b) shall be classified pari passu with the class of Interests from which such Claims arose.

1. 4.8 Preferred Interests. The Class 5 Interests are impaired under the Plan. Holders of Preferred Interests shall receive Distributions of Available Cash on a Pro Rata basis after payment of all Allowed Claims and appropriate reserves for Disputed Claims are established for the foregoing. Thereafter, supplemental Pro Rata distributions shall be made to the holders of Allowed Preferred Interests to the extent the Liquidation Trustee determines that sufficient additional funds have become available to warrant a supplemental distribution up to the Liquidation Preference. In addition, holders of Allowed Preferred Interests shall receive a Pro Rata share of 3.5% of the New Common Stock. All Class 5 Interests shall be canceled and extinguished on the Effective Date pursuant to the Plan.

2. 4.9 Common Interests. Class 6 Interests are impaired under the Plan. Holders of Common Interests shall receive a Pro Rata share of 3.5% of the New Common Stock. All Common Interests shall be canceled and extinguished on the Effective Date pursuant to the Plan.

            4.10 Options and Warrants. Class 7 Interests are impaired under the Plan. Holders of Options and Warrants shall receive no Distributions under the Plan and shall be canceled and extinguished on the Effective Date.

                    Article V Means for Execution of the Plan

1. 5.1 Implementation Of Settlement With Holders Of Secured Claims. On the Effective Date, the Assets shall be transferred to the holders of the Secured Claims or their designee, in full and final settlement, satisfaction, discharge and release of their Claims against the Debtor.

2. 5.2 Liquidation Of Retained Assets. On or subsequent to the Effective Date, the Liquidation Trustee will sell, or otherwise dispose of, the Retained Assets. The net proceeds from the liquidation of the Retained Assets and the Available Cash will be deposited in the Escrow Account. All Cash Distributions and payments under and in accordance with the Plan shall be made from funds held in the Escrow Account. The Distributions of Cash and New Common Stock and other treatment afforded holders of Claims (other than the Secured Claims) and Interests under this Plan shall be the only Distributions received by such parties.

3. 5.3 Amendment of Certificate of Incorporation. On the Effective Date, the Reorganized Debtor shall present the Amended Certificate for filing with the appropriate Secretary of State as shall be necessary and appropriate to permit implementation of this Plan.

4. 5.4 Adoption of Amended Bylaws. Confirmation of this Plan shall constitute adoption of the Amended Bylaws as of the Effective Date and approval thereof by the Bankruptcy Court; separate approval thereof by the Board of Directors of the Debtor or the Reorganized Debtor shall not be required.

5. 5.5 Cancellation of Existing Stock/Issuance of New Common Stock. On the Effective Date, all existing equity in the Debtor (preferred, common and/or any options or warrants in connection therewith) shall be cancelled, and on that same date, or as soon thereafter as practicable, the New Common Stock shall be issued as follows: (a) 93% of the New Common Stock shall be issued to the Plan Sponsor; (b) the Preferred New Common Stock shall be issued to the holders of Allowed Preferred Interests; and (c) the Common New Common Stock shall be issued to the holders of Allowed Common Interests.

1. 5.6 Fractional Shares. No fractional shares of New Common Stock will be issued under this Plan. All fractional shares will be rounded up to the next whole share.

2. 5.7 Voting and Notice Rights. All shares of New Common Stock to be issued under this Plan shall be deemed issued as of the Effective Date, regardless of the dates on which certificates are delivered to their holders, and the holders thereof shall be entitled, commencing on the Effective Date, to vote on all matters submitted to a vote of shareholders and to notice of all matters of which shareholders are entitled to notice under applicable nonbankruptcy law.

3. 5.8 Transferability of New Common Stock. To the extent provided in Section 1145 of the Bankruptcy Code, the New Common Stock issued under this Plan, shall be exempt from the registration requirements of the Securities Act of 1933, as amended, and any state or local laws requiring the registration for offer or sale of a security or registration or licensing of an issuer, underwriter or dealer. Notwithstanding the foregoing, the New Common Stock shall be subject to the Tax Asset Transfer Restrictions.

4. 5.9 Exemption from Certain Transfer Taxes. Pursuant to and to the fullest amount permitted by section 1146(c) of the Bankruptcy Code, (a) the issuance, transfer or exchange of any securities, instruments, or documents, (b) the creation of any other lien, mortgage, deed of trust or other security interest, or (c) the making or assignment of any lease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of or in connection with the Plan or the Confirmation Order shall not be subject to any stamp tax, transfer tax, intangible tax, recording fee or similar tax, charge or expense.

            5.10 Release of Liens. On the Effective Date, all liens and security interests in and to the Assets, the Retained Assets and any other property of the Debtor shall be terminated, extinguished and released without further act or deed except for the liens on the Assets in favor of the holders of the Secured Claims. The Reorganized Debtor and/or the Liquidation Trustee are hereby appointed as attorney-in-fact for each party whose lien treated or created under the Plan is hereafter terminated, with full power and authority to execute on behalf of such holder any notices or other public statements necessary or appropriate to evidence the termination of such party's lien.

1. 5.11 Appointment of Directors. As of the Effective Date, the individuals whose names are set forth in the Confirmation Order shall constitute the Board of Directors of the Reorganized Debtor. Thereafter, directors shall be elected by the holders of New Common Stock in accordance with the Amended Certificate and Amended Bylaws.

2. 5.12 The Debtor Representative. In addition to the powers set forth elsewhere in the Plan, the Debtor Representative shall work with the Liquidation Trustee to reconcile and object to Claims, prosecute and/or settle actions, liquidate remaining assets, effect distributions, and take any and all other steps as may be necessary to complete the administration of the Case and then obtain a final decree and close the Case. The Debtor Representative shall be exculpated from any liability for any errors or omissions made in discharging its duties hereunder, except for errors or omissions arising from its own gross negligence or willful misconduct. The Debtor Representative may resign its position on 30 days notice. The Debtor Representative shall, in consultation with Debtor's counsel, select a successor Debtor Representative.

3. 5.13 Effect of Confirmation. The Confirmation Order (and any subsequent Final Orders) shall be a final determination as to the rights of all Claimants and Interest holders to participate in the Distributions under the Plan, whether or not (a) a proof of claim or interest is filed or deemed filed under ss.501 of the Bankruptcy Code, (b) such Claim or Interest is Allowed, or (c) the holder of such Claim or Interest has accepted the Plan.

4. 5.14 Distribution Schedules. As soon as practical following the Confirmation Date, (a) the Reorganized Debtor, in consultation with the Debtor Representative and the Liquidation Trustee, will prepare Distribution schedules with respect to each Class of Interests to receive New Common Stock, and (b) the Liquidation Trustee and the Debtor Representative will prepare Distribution schedules with respect to each Class of Claims to receive Cash under the Plan. The Liquidation Trustee shall have the right to conclusively rely on the records of the Transfer Agent with respect to the holders of Preferred Interests and Common Interests, taking into account and reconciling any discrepancies that exist between the Transfer Agent's records as of the Record Date.

5. 5.15 Effect of the Record Date. Distributions shall be made based upon the claims/interests registry and docket, as well as the records of stock ownership (both preferred and common) of the Transfer Agent, as of the Record Date. The Liquidation Trustee, the Transfer Agent, the Debtor Representative and all Professionals shall have the absolute right to reply upon such records as of the Record Date, and shall bear no liability for any errors in such records, or distributions made on account of such records.

6. 5.16 Objections to Claims. The Liquidation Trustee shall have the right, within the first 180 days following the Confirmation Date, or during such additional time requested for cause shown and authorized by Final Order, to object to any and all Claims or Interests. Unless otherwise ordered by the Bankruptcy Court, or agreed to by written stipulation approved by a Final Order, or until the objection thereto is withdrawn, the Liquidation Trustee may litigate the merits of each Disputed Claim or Interest until determined by Final Order. Any Claim or Interest for which no objection has been filed within the time fixed therefor shall be deemed an Allowed Claim or Allowed Interest, as the case may be, in such amount as is set forth in a proof of claim or interest filed with the Bankruptcy Court, or if no proof of claim or interest is filed, as listed in the Schedules and not identified as disputed, contingent or unliquidated as to amount. The Liquidation Trustee and the holder of any Disputed Claim or Interest may enter into a written settlement agreement to compromise such Claim or Interest, which agreement shall become effective upon entry of a Final Order approving the terms thereof.

1. 5.17 Claims Filed After the Confirmation Date. Any Claim filed after the Confirmation Date, other than Claims for Professional Fees, fees payable to the United States Trustee or rejection damage claims that were not required to be filed prior to the Confirmation Date, shall be deemed disallowed and expunged without any action on the part of the Liquidation Trustee, unless the post-Confirmation Date filing of such Claim has been authorized by Final Order and the filing is in compliance with such order. In the event of a post-Confirmation Date filing that is duly authorized and timely, the Liquidation Trustee shall have until (i) the date set in the Final Order for objecting to such Claim, (ii) the later of 120 days following the Confirmation Date or 45 days following the filing of the Claim, or (iii) such later date as may be requested for cause shown and authorized by Final Order, to object to such Claim.

2. 5.18 Withholding Taxes. The Liquidation Trustee shall be entitled but shall have no obligation to deduct any federal, state or local withholding taxes from any Distribution made as reasonably appropriate. All entities holding Allowed Claims or Interests shall be required to provide any information reasonably requested to effect the withholding of such taxes, and the Liquidation Trustee may withhold any distribution absent the provision of such information or further Order of the Court.

3. 5.19 Unclaimed Distributions. Unclaimed Distributions (including Distributions made by checks which fail to be negotiated) shall be retained by the Liquidation Trust and held in trust for the beneficial holders of Allowed Claims or Interests, as the case may be, entitled thereto for a period of 90 days after the Distribution Date. Any Distribution remaining unclaimed 90 days after the Distribution Date shall be canceled (by a stop payment order or otherwise), the Claim(s) or Interest(s) relating to such Distributions(s) shall be deemed forfeited and expunged and the holder of such Claim or Interest shall be removed from the Distribution schedule or Transfer Agent's records and shall receive no further Distributions under this Plan. Any and all canceled Distributions shall be redistributed in accordance with Article IV of this Plan.

1. 5.20 Mailing of Distributions. All Distributions shall be made to the holders of Claims at the address listed on their respective proofs of claim or interest filed with the Bankruptcy Court or, if no proof of claim or interest was filed, addresses listed by the Debtor on the Schedules or at its last known address. The Liquidation Trustee shall take only reasonable steps to ascertain the most current address of the holder of any Claims whose distribution check was returned as undeliverable. The Transfer Agent shall make all Distributions of New Common Stock in a manner consistent with its duties as Transfer Agent.

2. 5.21 Avoidable Transfers and Other Assets. All Recoveries are fully preserved and shall be retained exclusively by the Liquidation Trust. The Liquidation Trustee, in consultation with Debtor Representative, shall have the authority to assert, prosecute, and settle all causes of action pursuant to the ss.ss.510, 541 through 551, and 553 of the Bankruptcy Code through and including the earlier of the date the Case is closed, the last date by which such claims may be asserted pursuant to applicable law, or the conclusion of the matter. Notwithstanding the foregoing, the Recoveries shall not include any claims or causes of action against the holders of the Secured Claims and any such claims and causes of action shall be released by the Estate.

3. 5.22 Post-Confirmation Professional Services. The Professional Persons may, from time to time, provide professional services following the Confirmation Date. Such services shall be paid from the Estate within five (5) Business Days after submission of a bill to (a) the Liquidation Trustee and (b) the Debtor Representative, provided that no objection to the payment is asserted within such period. If an objection is asserted and remains unresolved, the Professional Person may file an application for allowance with the Bankruptcy Court and such fees will be paid as may be fixed by the Bankruptcy Court.

1. 5.23 Validity of Corporate Actions. Confirmation shall constitute due authorization required for the full validity, enforceability and effectiveness of all transactions provided for in this Plan, notwithstanding any provisions of law which would otherwise require the approval of such transactions by the Debtor's or the Reorganized Debtor's board of directors, shareholders or other constituents. Confirmation shall constitute authorization for the Debtor's officers and directors to take all actions and execute, deliver and file all agreements, certificates, notices and other documents which (s)he deems necessary or appropriate to consummate the transactions provided for in this Plan.

2. 5.24 Release of the Initial Investment. On the Effective Date, or as soon thereafter as practicable, the Initial Investment shall be released from escrow by the Debtor's counsel as follows: (a) $400,000 shall be released to the Liquidation Trustee for distribution to holders of Allowed Claims and/or Interests in accordance with this Plan; and (b) $100,000 shall be released to the Reorganized Debtor for general corporate purposes.

3. 5.25 Restrictions on New Common Stock Issued to Plan Sponsor. Upon the issuance of the New Common Stock to the Plan Sponsor (or its designee), the Plan Sponsor (or its designee) shall be prohibited from selling or otherwise transferring any of the New Common Stock it receives under the Plan for a period of ninety (90) days following the occurrence of all of the following events: (a) a transaction between the Reorganized Debtor and a merger partner has been consummated, (b) a Form 8K has been filed by the Reorganized Debtor with the SEC setting forth the terms of the merger, acquisition or other transaction, with disclosures to be made on substantially the same terms as would be required by an entity filing a registration statement with the SEC, and (c) audited financials of the merger partner have been filed with the SEC.

                        Article VI The Liquidating Trust

            6.1 Liquidation Trust. On the Effective Date, the Liquidation Trust shall be established pursuant to the Liquidation Trust Agreement to take, and assume the responsibility and liability for, the following actions from and after the Effective Date: (a) receive all Cash from the Estate, (b) establish and hold the accounts and reserves, (c) make, or cause to be made, Distributions, (d) make Distributions from the Liquidation Trust pursuant to this Plan, (e) liquidate the Retained Assets and receive any proceeds, (f) prosecute, settle or resolve all Disputed Claims,

(h) assert, prosecute, and settle all Claims and causes of action that belong to the Estate, including, without limitation, the Recoveries, (i) take any and all other actions not inconsistent with the terms of this Plan and the Liquidation Trust Agreement that are appropriate or necessary to effectuate the wind-up and liquidation of the Debtor and its Estate. The Liquidation Trust shall succeed to all privileges and rights of the Debtor, including with respect to Recoveries, and shall own and be entitled to pursue any and all causes of action and seek any and all legal or equitable remedies available to the Debtor.

            6.2 Liquidation Trustee. The Liquidation Trustee shall be the trustee of the assets of the Liquidation Trust for purposes of 31 U.S.C. ss. 3713(b) and 26 U.S.C. ss. 6012(b)(3). The powers, rights, and responsibilities of the Liquidation Trustee shall be specified in the Liquidation Trust Agreement and shall include the authority and responsibility to: (a) receive, manage, invest, supervise, and protect trust assets; (b) pay taxes or other obligations incurred by the trust, including, without limitation, the compensation of the Debtor Representative; (c) retain and compensate, without further order of the Bankruptcy Court, the services of professionals and consultants to advise and assist in the administration, prosecution and distribution of trust assets; (d) calculate and implement distributions of trust assets; (e) assist the Debtor Representative to prosecute, compromise, and settle, in accordance with the specific terms of that agreement, all Disputed Claims and causes of action, including the Recoveries vested in the Liquidation Trust; and

(f) pay Professional Fees of professionals retained in the Case and Allowed pursuant to any order of the Court, whether such Professional Fees were incurred before or after the Effective Date. Other rights and duties of the Liquidation Trustee and the beneficiaries shall be set forth in the Liquidation Trust Agreement. All Retained Assets shall, as of the Effective Date, be transferred by the Debtor and its Estate to the Liquidation Trust, and all Cash not distributed by the Liquidation Trustee on the Initial Distribution Date shall be transferred by the Liquidation Trustee to the Liquidation Trust within two business days after the Initial Distribution Date. The Liquidation Trustee shall liquidate the Retained Assets in accordance with the provisions of the Liquidation Trust Agreement. On the Effective Date, the Liquidation Trust shall be "the representative of the estate" as contemplated by section 1123(b)(3)(B) of the Bankruptcy Code, and shall, in addition, have those powers and duties set forth in sections 323, 704(1), 704(2), 704(5), 704(9), 1106(a)(6) and 1106(a)(7)
of the Bankruptcy Code. The Liquidation Trustee shall be bonded for the funds held in the Trust, and such bond shall be cancelable on 30 days' notice to the United States Trustee.

            6.3 Distributions by Liquidation Trustee. The Liquidation Trustee shall effect all Distributions under the Plan, and may utilize the assistance of outside parties to effect Distributions under this Plan to the extent it deems it to be necessarily or desirable to do so. The Distributions and other treatment afforded holders of Claims and Interests under this Plan shall be the only payments received by the holders of Claims and Interests against the Debtor. The Liquidation Trustee shall be exculpated from liability for any errors or omissions made in connection with making Distributions under this Plan, except for liability for any errors or omissions arising from its own gross negligence or willful misconduct. The Liquidation Trustee may resign its position on 30 days notice. Upon resignation, the Debtor Representative shall name a successor Liquidation Trustee or, if there is no Debtor Representative, the departing Liquidation Trustee shall arrange for a successor.

1. 6.4 Liquidation Trustee Reports. The Liquidation Trust shall file with the Court (and provide to any other party entitled to receive any such report pursuant to the Liquidation Trust Agreement) semi-annual reports, beginning one year after the Effective Date, regarding the liquidation or other administration of property subject to its ownership or control pursuant to the Plan, Distributions made by it, and other matters required to be included in such report. The Liquidation Trust shall file with the Court (and provide to any other party entitled to receive any such report pursuant to the Liquidation Trust Agreement) quarterly reports regarding the liquidation or other administration of property subject to its ownership or control pursuant to the Plan, Distributions made by it, and any other matters required to be included in such report, and shall pay fees of the U.S. Trustee under 28 U.S.C. ss.1930 as provided herein. The Liquidation Trustee shall file with the Court a report, within 15 days of the Initial Distribution Date, setting forth the Distributions made by the Liquidation Trustee.

2. 6.5 Fees and Expenses of Liquidation Trust. Except as otherwise ordered by the Bankruptcy Court or specifically provided for in the Plan, the amount of any fees and expenses incurred by the Liquidation Trust on or after the Effective Date (including, without limitation, taxes) and any compensation and expense reimbursement claims (including, without limitation, reasonable fees and expenses of counsel) of the Liquidation Trust arising out of the liquidation of the Retained Assets, the making of Distributions under the Plan, and the performance of any other duties given to it shall be paid in accordance with the Liquidation Trust Agreement.

3. 6.6 Employment of Professionals by Liquidation Trust. The Liquidation Trust may employ, without further order of the Bankruptcy Court, professionals and/or consultants to assist it in carrying out its duties hereunder and may compensate and reimburse the expenses of those professionals and consultants without further order of the Bankruptcy Court.

4. 6.7 Certain Tax Matters Related to Liquidation Trust. The Liquidation Trust is being established for the sole purpose of liquidating its assets, in accordance with Treasury Regulation section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business. For all federal income tax purposes, all parties shall treat the transfer of assets to the Liquidation Trust as a transfer to the Liquidation Trust beneficiaries, followed by a transfer by such person to the Liquidation Trust and the beneficiaries of the Liquidation Trust will be treated as the grantors and owners of the trust. As soon as possible after the creation of the Liquidation Trust, the Liquidation Trustee shall determine the value of the Liquidation Trust assets. The valuations shall be used consistently by all parties for all federal income tax purposes. The right and power of the Liquidation Trustee to invest the Liquidation Trust assets is limited to the right and power to invest those assets in cash equivalent investments as a "Liquidation Trust", within the meaning of Treasury Regulation section 301.7701-4(d) is permitted to invest in, whether pursuant to Treasury Regulations, IRS rulings, guidelines or other pronouncements. Consistent with the Plan, the Liquidation Trustee shall make distributions at least annually to the beneficiaries of the Liquidation Trust of all net cash income plus any net cash proceeds from the liquidation of trust assets; provided, the Liquidation Trust may retain assets (i) as are reasonably necessary to meet contingent liabilities and maintain the value of the Liquidation Trust assets, (ii) to pay reasonable administrative expenses of the Liquidation Trust and the Estate, or (iii) to satisfy other liabilities incurred or assumed by the Liquidation Trust. Absent a contrary determination from the IRS, the Liquidation Trustee will file returns for the Liquidation Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a). The Liquidation Trustee shall also annually send to each person that is a beneficiary of the Liquidation Trust a separate statement setting forth the person's share of items of income, gain, loss, deduction or credit and will instruct all such holders to report such items on their federal income tax return.

            6.8 Termination of Liquidation Trust. The Liquidation Trust shall terminate no later than the fifth (5th) anniversary of the Effective Date; provided, that on or prior to the date that is three (3) months prior to such termination, the Bankruptcy Court, upon motion by a party in interest, may extend the term of the Liquidation Trust if it is necessary to the liquidation of the Liquidation Trust assets. Multiple extensions of the Liquidation Trust term may be obtained so long as Bankruptcy Court approval is obtained as provided in the prior sentence.

        Article VII Procedures for Resolving and Treating Disputed Claims

1. 7.1 Establishment of Escrow Accounts. Not later than the Effective Date, the Liquidation Trustee shall open an interest-bearing, federally insured deposit account and designate such account as the Escrow Account. Such Escrow Accounts shall be used solely for deposit of funds on account of Disputed Claims and Interest. No other funds shall be deposited into such account, and withdrawals shall be made therefrom only in accordance with the Plan, the Confirmation Order and Final Order resolving a Disputed Claim or Interest.

2. 7.2 Reserve for Disputed Claims and Interests. When any Distribution is to be made to holders of Claims or Interests entitled to payment in Cash or receipt of New Common Stock, the Liquidation Trustee shall hold reserves for Disputed Claims and/or Interests. The amount of Cash and or New Common Stock withheld shall be (a) an amount the Liquidation Trustee, any objecting party and the holder of the Disputed Claim or Interest agree should be withheld, (b) if no such agreement is reached, the amount that would have been distributed on the basis of the amount claimed by the holder in its proof of claim or deemed filed in the Chapter 11 Case if such proof of claim or interest asserts a fixed liquidated sum, (c) if neither clause (a) or (b) applies, the amount that would have been distributed on the basis of the amount shown in the Schedules if such amount is a fixed, liquidated sum and no proof of claim or interest is filed or
(d) in the case of a contingent or unliquidated claim, the amount estimated by the Bankruptcy Court upon a motion brought on not less than ten days notice to the affected parties and an opportunity for a hearing under Bankruptcy Rule 9014-1(b).

            7.3 Distributions on Disputed Claims and Interests. No Distributions shall be made on account of a Disputed Claim or Interest. As soon as practicable after a Disputed Claim or Interest becomes an Allowed Claim or Interest, the Liquidation Trustee shall make the Distributions on such Allowed Claim or Interest from the appropriate Escrow Account. Any funds in the Escrow Account maintained by the Liquidation Trustee attributable to such Disputed Claim or Interest to the extent not Allowed shall be returned to the Escrow Account.

                        Article VIII Executory Contracts

            8.1 Assumption/Rejection of Executory Contracts. Pursuant to sections 365 and 1123(b)(2) of the Bankruptcy Code, (a) any Executory Contract with a customer or client of the Debtor in respect of the provision of products or services by Debtor and in respect of which the Debtor is to receive additional payments thereunder and (b) insurance policies owned by the Debtor, (including, without limitation, those listed in Schedule 1 to the Plan), shall be deemed assumed by the Debtor as of the Effective Date and assigned to the holders of the Secured Claims (or their designee), unless a motion to reject such Executory Contract(s) is pending as of the Confirmation Date. Any and all other Executory Contracts to which the Debtor is a party, except those that (x) have been previously assumed or (y) that are the subject of a motion to assume filed with the Bankruptcy Court prior to the entry of the Confirmation Order, which results in a Final Order, shall be deemed rejected and disaffirmed as of the Confirmation Date.

1. 8.2 Rejection of Certain Employment Contracts. As of the Effective Date, Bacchi Contract shall be deemed rejected and disaffirmed pursuant to section 365 of the Bankruptcy Code and any claims arising from the rejection of the Bacchi Contract shall be deemed waived, discharged and released without further act of deed.

2. 8.3 Cure Claims Bar Date. All non-debtor parties to the Executory Contracts described to be assumed shall electronically file with the Clerk of the Bankruptcy Court the Cure Claim setting forth all claims and arrearages against the Debtor under such Executory Contract that arose prior to the Petition Date, and serve a copy of the Cure Claim, in accordance with the provisions set forth in the Disclosure Statement Order, provided, however, that any party that is required to file a Cure Claim pursuant to this section 8.3 and the Disclosure Statement Order, but fails to do so, shall be bound by the cure amount as set forth on Schedule 1 to the Plan, and shall be forever barred from asserting any other cure claim(s) against the Debtor, the Estate, the Secured Creditors or their designee, the Reorganized Debtor, or the Liquidation Trust and Liquidation Trustee.

3. 8.4 Cure of Defaults Regarding Assumed Contracts. Except as may otherwise be agreed to between the parties, on the Effective Date, the Liquidation Trustee shall cure any and all undisputed defaults under any assumed Executory Contract from the Available Cash in accordance with section 365(b)(1) of the Bankruptcy Code. All disputed defaults that are required to be cured shall be cured either within thirty (30) days of the entry of a Final Order determining the amount, if any, of the Debtor's liability with respect thereto, or as may otherwise be agreed to by the parties.

4. 8.5 Filing of Claims Under Rejected Contracts. Each entity who is a party to an Executory Contract rejected pursuant to this Article VIII shall be entitled to file with the Bankruptcy Court, no later than thirty (30) days following the Confirmation Date, a proof of Claim for damages, if any, alleged to arise from the rejection of such Executory Contract. A copy of the proof of claim must also be delivered to counsel to the Liquidation Trustee. The failure of such entity to file a proof of Claim within the period prescribed shall forever bar such entity from asserting any Claim for damages arising from the rejection of such Executory Contract. The filing of any such proof of Claim shall be without prejudice to any and all rights the Liquidation Trustee may have to object to the allowance thereof, as provided in Sections 5.16 and 5.17 hereof.

                       Article IX Discharge and Injunction

            9.1 Discharge From Debts Arising Prior to Confirmation. The Reorganized Debtor, shall be discharged from any debt that arose prior to the Confirmation Date, or any debt of a kind specified in ss.ss.502(g), 502(h), or 502(i) of the Bankruptcy Code, whether or not:

a) a proof of Claim based on such debt is filed or deemed filed under ss.ss.501 or 1111(a) of the Bankruptcy Code, b) such Claim is allowed under ss.502 of the Bankruptcy Code, or c) the holder of such Claim has accepted the Plan.

            9.2 Injunction Against Interference With the Plan. All entities who are bound by this Plan, including entities with Claims or Interests not listed on the Schedules, or listed on the Schedules as disputed, unliquidated or contingent, which did not file proofs of Claim or Interest by the Bar Date, are hereby enjoined and prevented from commencing or continuing any judicial or administrative proceeding or employing any process to interfere with the consummation or implementation of this Plan, or the Distributions of Cash and/or New Common Stock to be made hereunder, including commencing or continuing any judicial or administrative proceeding or employing any process against the Debtor, the Reorganized Debtor, the Plan Sponsor or the Liquidation Trust.

1. 9.3 Revesting Of Property. Except as otherwise provided in the Confirmation Order, confirmation of the Plan vests all property of the Estate in the Debtor, free and clear of all Claims, subject to the Distributions in accordance with the provisions of the Plan.

2. 9.4 Exculpation. The Debtor and Professional Persons retained by the Debtor shall be exculpated from any liability to any person or entity for any act or omission taken in good faith in connection with or related to the negotiation, formulation, preparation and confirmation of the Plan, the consummation and administration of the Plan, the Disclosure Statement, the Case, or the property distributed under the Plan. This exculpation does not affect any liability resulting from fraud, gross negligence or willful misconduct.

                       Article X Miscellaneous Provisions

1. 10.1 Entire Agreement. The Plan, including any exhibits to the Plan, sets forth the entire agreement and understanding among the parties hereto relating to the subject matter hereof and supersedes all prior discussions and documents. No party shall be bound by any terms, conditions, definitions, warrants, understandings or representations with respect to the Plan other than as are expressly provided for herein. Should any provision in the Plan be determined to be unenforceable by a Bankruptcy Court of competent jurisdiction, such determination shall in no way limit or affect the enforceability and operative effect of any and all other provisions of the Plan. The duties, rights and obligations of any person or entity named or referred to in the Plan shall be binding upon, inure to the benefit of and shall be the responsibility of, the successors and assigns of such person or entity.

2. 10.2 Satisfaction of Claims and Interests. Upon confirmation of the Plan, the Debtor and the Estate shall be conclusively determined to have no liability to the holder of a Claim or Interest that is not Allowed and only to the extent provided for in the Plan. This provision shall not be construed as a release of any claims any creditor may have against a third party on account of its Claim.

3. 10.3 Headings. The headings of the Articles, paragraphs and sections of the Plan are inserted for convenience only and shall not affect the interpretation hereof. The Plan, including any exhibits and other attachments hereto, shall constitute the entire Plan, subject to amendment or modification solely as provided herein. Article I of the Plan is and shall be regarded as an integral, substantive and operative part of the Plan.

            10.4 Notice. Any notice described in or required by the terms of the Plan shall be deemed to have been properly given (a) if mailed, five (5) days after the date of mailing, (b) if sent via facsimile, on the date of the transmission confirmation, or (c) if sent by overnight mail carrier service, on the date of receipt, to:

                  The Debtor
                  c/o its Attorneys,

                  Halperin Battaglia Raicht, LLP
                  555 Madison Avenue, 9th Floor
                  New York, New York 10022
                  Telephone: (212) 765-9100
                  Facsimile: (212) 765-0964
                  Attn: Alan D. Halperin, Esq.
                        Robert D. Raicht, Esq.

                  The Liquidation Trustee,

                  Alan D. Halperin, Esq.
                  Halperin Battaglia Raicht, LLP
                  555 Madison Avenue, 9th Floor
                  New York, New York 10022
                  Telephone: (212) 765-9100
                  Facsimile: (212) 765-0964

                  The Debtor Representative,

                  Richard S. Cohan
                  665 Broadway
                  New York, New York 10012
                  Telephone: (212) 477-1700
                  Facsimile: (212) 614-9976

or to such other address as the recipient may give written notice in accordance with the provisions of this section of the Plan.

1. 10.5 Revocation. The Debtor reserves the right to revoke and withdraw the Plan at any time prior to the Confirmation Date. If the Plan is revoked or withdrawn, it shall be deemed null and void, and in such event, nothing contained herein shall be deemed to constitute a waiver or release of any claim by or against the Debtor or any other entity, or to prejudice in any manner, the rights of the Debtor or any entity in any further proceeding involving the Debtor.

2. 10.6 Substitution of Plan Sponsor. At any time prior to the Effective Date, the Debtor reserves the right to substitute the Plan Sponsor with another person or entity offering to purchase the New Common Stock under the Plan on such terms and conditions as may be agreed to between the Debtor and such person or entity, including terms and conditions that are not the same, or as economically favorable to the Estate, as those are being offered by the Plan Sponsor. In the event any substitute to the Plan Sponsor does not enable the Debtor to provide a distribution to existing shareholders, the Debtor may seek to invoke the cram-down provision of section 1129(b) of the Bankruptcy Code.

3. 10.7 Substantial Consummation. The Plan will be deemed substantially consummated, as such term is used in ss.1101(2) of the Bankruptcy Code, on the Effective Date, upon the commencement of Distributions to the holders of a Class of Claims under the Plan.

4. 10.8 Cramdown. If any impaired Class fails to accept the Plan in accordance with ss.1129(a) of the Bankruptcy Code, the Debtor reserves the right to request the Bankruptcy Court to confirm the Plan in accordance with the provisions of ss.1129(b) of the Bankruptcy Code.

5. 10.9 Reservation of Rights. In the event that the Plan is not confirmed or that the Effective Date does not occur, the rights of all parties in interest in the Case shall be reserved in full.

1. 10.10 Authorizations. The Debtor is authorized, empowered and directed to execute such documents and take any and all other action as may be necessary or required in order to effectuate the terms of the Plan.

2. 10.11 Transaction on Business Days. If the Effective Date or any other date on which a transaction or Distribution may occur hereunder shall fall on a day that is not a Business Day, the transaction or Distribution shall instead take place on the next Business Day.

3. 10.12 Surrender of Notes. On or before the Effective Date, all entities holding Secured Claims, the Bacchi Claim or Other Secured Claims will cancel all promissory notes issued by the Debtor to the extent they have not already done so and shall execute releases of all security interests in the assets of the Debtor consistent with the provisions of the Plan.

                      Article XI Retention of Jurisdiction

            The Bankruptcy Court shall retain jurisdiction of this proceeding under the provisions of the Bankruptcy Code, including, without limitation, ss.1142(b) thereof and of the Bankruptcy Rules to ensure that the intent and the purpose of the Plan is carried out and given effect. Without limitation by reason of specification, the Bankruptcy Court shall retain jurisdiction for the following purposes:

            a) To consider any modification of the Plan pursuant to ss.1127 of the Bankruptcy Code and/or any modification of the Plan after substantial consummation thereof,

            b)    To hear and to determine:

                  i) all controversies, suits and disputes, if any, as may arise in connection with the interpretation or enforcement of the Plan,

                  ii) all controversies, suits and disputes, if any, as may arise between or among the holders of any Class of Claim or Interests and the Debtor,

                  iii)  all objections to Claims or Interests;

                  iv) all causes of action which may exist on behalf of the Debtor,

                  v) applications for allowance of compensation and objections to Claim or Interests, which have been timely asserted in accordance with orders of this Bankruptcy Court, and

                  vi) any and all pending applications, adversary proceedings and litigated matters.

                                Dated: New York, New York
                                       December 17, 2004
                                       eB2B COMMERCE, INC.


                                By: /s/ Richard S. Cohan
                                    --------------------------------------------
                                        Richard S. Cohan,
                                        Chairman and CEO


HALPERIN BATTAGLIA RAICHT, LLP
Counsel to
eB2B COMMERCE, INC.
Debtor and Debtor-In-Possession

By: /s/ Robert D. Raicht
    --------------------------------------------
        Alan D. Halperin (AH-8432)
        Robert D. Raicht (RR-2370)
        Neal W. Cohen (NC-3573)
        555 Madison Avenue, 9th Floor
        New York, New York 10022
        (212) 765-9100